EXHIBIT 99.2
Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
Overview
We design, develop and sell semiconductor solutions for communications applications in the wireline and wireless network infrastructure, which includes today’s separate but interrelated and converging enterprise, broadband access, metropolitan and wide area networks. Our products are classified into three focused product families. Our multiservice access digital signal processor (DSP) products include ultra-low-power multi-core DSP system-on-a-chip products for carrier-class triple-play edge gateways, metro trunking gateways and Voice-over-IP (VoIP) and multi-play service platforms in the carrier infrastructure. Our products are also used in broadband customer-premise equipment gateways and other equipment that carriers are deploying in order to deliver voice, data and video services to residential subscribers. Our high-performance analog (HPA) products, including high-density crosspoint switches, optical drivers and other devices, plus timing, equalization and signal-conditioning solutions for next-generation fiber access networks including Ethernet passive optical networking (EPON) equipment. Our high-performance analog technology also helps address switching, timing and signal-conditioning challenges being used in enterprise storage equipment, and is helping to drive the broadcast-video network transition to 3G high-definition transmission. Our wide area networking (WAN) communications products, which include a broad portfolio for legacy requirements in the existing circuit-switched network, as well as emerging 3G wireless backhaul applications.
Our products are sold to OEMs for use in a variety of network infrastructure equipment, including voice and media gateways, high-speed routers, switches, access multiplexers, cross-connect systems, add-drop multiplexers, digital loop carrier equipment, IP private branch exchanges, optical modules, broadcast video systems and wireless base station equipment. Service providers use this equipment for:
•	packet processing in high-speed multi-service access applications including advanced VoIP and triple-play (voice, data and video) service delivery;

•
high-speed analog transmission and switching for next-generation optical networking, enterprise storage and broadcast video transmission applications with difficult switching, timing and synchronization requirements; and

•	WAN communications over the public switched telephone network, which furnishes much of the Internet’s underlying long-distance infrastructure.
Our customers include Alcatel-Lucent, Cisco Systems, Inc., Huawei Technologies Co. Ltd., LM Ericsson Telephone Company, Nokia Siemens Networks, Nortel Networks, Inc. and Zhongxing Telecom Equipment Corp.
Trends and Factors Affecting Our Business
Our products are components of network infrastructure equipment. As a result, we rely on network infrastructure OEMs to select our products from among alternative offerings to be designed into their equipment. These “design wins” are an integral part of the long sales cycle for our products. Our customers may need six months or longer to test and evaluate our products and an additional six months or more to begin volume production of equipment that incorporates our products. We believe our close relationships with leading network infrastructure OEMs facilitate early adoption of our products during development of their products, enhance our ability to obtain design wins and encourage adoption of our technology by the industry. We believe our diverse portfolio of semiconductor solutions has us well positioned to capitalize on some of the most significant trends in telecommunications spending, including: next generation network convergence; VoIP/fiber access deployment in developing and developed markets; 3G wireless infrastructure build-out; and the migration of broadcast video to high definition.

We market and sell our semiconductor products directly to network infrastructure OEMs. We also sell our products indirectly through electronic component distributors and third-party electronic manufacturing service providers, who manufacture products incorporating our semiconductor networking solutions for OEMs. Sales to distributors accounted for approximately 46% of our revenues for fiscal 2009. Our revenue is well diversified globally, with 71% of fiscal 2009 revenue coming from outside of the Americas. We believe a portion of the products we sell to OEMs and third-party manufacturing service providers in the Asia-Pacific region is ultimately shipped to end markets in the Americas and Europe. We are particularly leveraged in China, where fiber deployments are being rolled out by the country’s major telecommunications carriers. Through our OEM customers, we have started shipping into the fiber-to-the-building (FTTB) deployments of China Telecom and China Unicom. In the fourth quarter of fiscal 2009, 39% of our revenue was derived from China.
We have significant research, development, engineering and product design capabilities. Our success depends to a substantial degree upon our ability to develop and introduce in a timely fashion new products and enhancements to our existing products that meet changing customer requirements and emerging industry standards. We have made, and plan to make, substantial investments in research and development and to participate in the formulation of industry standards. We spent approximately $50.7 million on research and development in fiscal 2009. We seek to maximize our return on our research and development spending by focusing our research and development investment in what we believe are key growth markets, including VoIP and other high-bandwidth multi-service access applications, plus high-performance analog applications, such as optical networking and broadcast-video transmission, and wireless infrastructure solutions for base station processing and backhaul applications. We have developed and maintain a broad intellectual property portfolio, and we intend to periodically enter into strategic arrangements to leverage our portfolio by licensing or selling our patents. We recognized our first revenues from the sale of patents during the fourth quarter of fiscal 2007 and continued to recognize patent-related revenues in fiscal 2009. We anticipate continuing this intellectual property strategy in future periods.
We are dependent upon third parties for the development, manufacturing, assembly and testing of our products. Our ability to bring new products to market, to fulfill orders and to achieve long-term revenue growth is dependent on our ability to obtain sufficient external manufacturing capacity, including wafer fabrication capacity. Periods of upturn in the semiconductor industry may be characterized by rapid increases in demand and a shortage of capacity for wafer fabrication and assembly and test services. In such periods, we may experience longer lead times or indeterminate delivery schedules, which may adversely affect our ability to fulfill orders for our products. During periods of capacity shortages for manufacturing, assembly and testing services, our primary foundries and other suppliers may devote their limited capacity to fulfill the requirements of other clients that are larger than we are, or who have superior contractual rights to enforce manufacture of their products, including to the exclusion of producing our products. We may also incur increased manufacturing costs, including costs of finding acceptable alternative foundries or assembly and test service providers. In order to achieve sustained profitability and positive cash flows from operations, we may need to further reduce operating expenses and/or increase our revenues. We have completed a series of cost reduction actions which have improved our operating cost structure, and we will continue to perform additional actions, when necessary. In the first quarter of fiscal 2010, we announced a new restructuring plan. We anticipate incurring special charges of between approximately $900,000 and $1.0 million dollars during the first quarter of fiscal 2010, associated with a facilities consolidation as well as severance costs for affected employees. We expect to realize the full benefit of these reductions beginning in the fiscal 2010 second quarter. However, we intend to reinvest substantially all of such cost savings back into our research and development programs. Consequently, we do not expect that the 2010 restructuring plan will result in a long-term reduction in our operating expenses.
Our ability to achieve revenue growth will depend on increased demand for network infrastructure equipment that incorporates our products, which in turn depends primarily on the level of capital spending by communications service providers the level of which may decrease due to general economic conditions and uncertainty, over which we have no control. We believe the market for network infrastructure equipment in general, and for communications semiconductors in particular, offers attractive long-term growth prospects due to increasing demand for network capacity, the continued upgrading and expansion of existing networks and the build-out of telecommunication networks in developing countries. However, the semiconductor industry is highly cyclical and is characterized by constant and rapid technological change, rapid product obsolescence and price erosion, evolving technical standards, short product life cycles and wide fluctuations in product supply and demand. In addition, there has been an increasing trend toward industry consolidation, particularly among major network equipment and telecommunications companies. Consolidation in the industry may lead to pricing pressure and loss of market share. These factors have caused substantial fluctuations in our revenues and our results of operations in the past, and we may experience cyclical fluctuations in our business in the future.

Critical Accounting Policies and Estimates
The preparation of financial statements in accordance with generally accepted accounting principles in the United States requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Among the significant estimates affecting our consolidated financial statements are those relating to inventories, revenue recognition, allowances for doubtful accounts, stock-based compensation, income taxes and impairment of long-lived assets. We regularly evaluate our estimates and assumptions based upon historical experience and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. To the extent actual results differ from those estimates, our future results of operations may be affected.
Inventories — We assess the recoverability of our inventories at least quarterly through a review of inventory levels in relation to foreseeable demand (generally over 12 months). Foreseeable demand is based upon all available information, including sales backlog and forecasts, product marketing plans and product life cycles. When the inventory on hand exceeds the foreseeable demand, we write down the value of those inventories which, at the time of our review, we expect to be unable to sell. The amount of the inventory write-down is the excess of historical cost over estimated realizable value. Once established, these write-downs are considered permanent adjustments to the cost basis of the excess inventory.
Our products are used by OEMs that have designed our products into network infrastructure equipment. For many of our products, we gain these design wins through a lengthy sales cycle, which often includes providing technical support to the OEM customer. In the event of the loss of business from existing OEM customers, we may be unable to secure new customers for our existing products without first achieving new design wins. When the quantities of inventory on hand exceed foreseeable demand from existing OEM customers into whose products our products have been designed, we generally will be unable to sell our excess inventories to others, and the estimated realizable value of such inventories to us is generally zero.
We base our assessment of the recoverability of our inventories, and the amounts of any write-downs, on currently available information and assumptions about future demand and market conditions. Demand for our products may fluctuate significantly over time, and actual demand and market conditions may be more or less favorable than those projected by management. In the event that actual demand is lower than originally projected, additional inventory write-downs may be required.
Stock-Based Compensation — We account for stock-based compensation transactions using a fair-value method and recognize the fair value of each award as an expense over the service period. The fair value of restricted stock awards is based upon the market price of our common stock at the grant date. We estimate the fair value of stock option awards, as of the grant date, using the Black-Scholes option-pricing model. The use of the Black-Scholes model requires that we make a number of estimates, including the expected option term, the expected volatility in the price of our common stock, the risk-free rate of interest and the dividend yield on our common stock. If our expected option term and stock-price volatility assumptions were different, the resulting determination of the fair value of stock option awards could be materially different. In addition, judgment is also required in estimating the number of share-based awards that we expect will ultimately vest upon the fulfillment of service conditions (such as time-based vesting) or the achievement of specific performance conditions. If the actual number of awards that ultimately vest differs significantly from these estimates, stock-based compensation expense and our results of operations could be materially impacted. We classify compensation expense related to these awards in our consolidated statement of operations based on the department to which the recipient reports.
Revenue Recognition — Our products are often integrated with software that is essential to the functionality of the equipment. Additionally, we provide unspecified software upgrades and enhancements through our maintenance contracts for many of our products. Accordingly, we account for revenue in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification 985-605, Software Revenue Recognition, or ASC 985-605, and all related interpretations. For sales of products where software not included or is incidental to the equipment, we apply the provisions of Accounting Standards Codification 605, Revenue Recognition, or ASC 605, and all related interpretations.

We generate revenues from direct product sales, sales to distributors, maintenance contracts, development agreements and the sale and license of intellectual property. We recognize revenues when the following fundamental criteria are met: (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred; (iii) our price to the customer is fixed or determinable; and (iv) collection of the sales price is reasonably assured. In instances where final acceptance of the product, system, or solution is specified by the customer, revenue is deferred until all acceptance criteria have been met. Technical support services revenue is deferred and recognized ratably over the period during which the services are to be performed. Advanced services revenue is recognized upon delivery or completion of performance.
We recognize revenues on products shipped directly to customers at the time the products are shipped and title and risk of loss transfer to the customer, in accordance with the terms specified in the arrangement, and the four above mentioned revenue recognition criteria are met.
We recognize revenues on sales to distributors based on the rights granted to these distributors in our distribution agreements. We have certain distributors who have been granted return rights and receive credits for changes in selling prices to end customers, the magnitude of which is not known at the time products are shipped to the distributor. The return rights granted to these distributors consist of limited stock rotation rights, which allow them to rotate up to 10% of the products in their inventory twice a year, as well as certain product return rights if the applicable distribution agreement is terminated. These distributors also receive price concessions because they resell our products to end customers at various negotiated price points which vary by end customer, product, quantity, geography and competitive pricing environments. When a distributor’s resale is priced at a discount from the distributor’s invoice price, we credit back to the distributor a portion of the distributor’s original purchase price after the resale transaction is complete. Thus, a portion of the “Deferred income on sales to distributors” balance will be credited back to the distributor in the future. Under these agreements, we defer recognition of revenue until the products are resold by the distributor, at which time our final net sales price is fixed and the distributor’s right to return the products expires. At the time of shipment to these distributors, (i) we record a trade receivable at the invoiced selling price because there is a legally enforceable obligation from the distributor to pay us currently for product delivered, (ii) we relieve inventory for the carrying value of products shipped because legal title has passed to the distributor, and (iii) we record deferred revenue and deferred cost of inventory under the “Deferred income on sales to distributors” caption in the liability section of our consolidated balance sheets. We evaluate the deferred cost of inventory component of this account for possible impairment by considering potential obsolescence of products that might be returned to us and by considering the potential of resale prices of these products being below our cost. By reviewing deferred inventory costs in the manners discussed above, we ensure that any portion of deferred inventory costs that are not recoverable from future contractual revenue are charged to cost of sales as an expense. “Deferred income on sales to distributors” effectively represents the gross margin on sales to distributors, however, the amount of gross margin we recognize in future periods may be less than the originally recorded deferred income as a result of negotiated price concessions. In recent years, such concessions have exceeded 30% of list price on average. For detail of this account balance, see Note 3 to our consolidated financial statements.
We recognize revenues from other distributors at the time of shipment and when title and risk of loss transfer to the distributor, in accordance with the terms specified in the arrangement, and when the four above mentioned revenue recognition criteria are met. These distributors may also be given business terms to return a portion of inventory, however they do not receive credits for changes in selling prices to end customers. At the time of shipment, product prices are fixed and determinable and the amount of future returns can be reasonably estimated and accrued.
Revenue from the sale and license of intellectual property is recognized when the above mentioned four revenue recognition criteria are met. Development revenue is recognized when services are performed and customer acceptance has been received and was not significant for any of the periods presented.

Deferred Income Taxes and Uncertain Tax Positions— We have provided a full valuation allowance against our U.S federal and state deferred tax assets. If sufficient evidence of our ability to generate future U.S federal and/or state taxable income becomes apparent, we may be required to reduce our valuation allowance, resulting in income tax benefits in our statement of operations. We evaluate the realizability of our deferred tax assets and assess the need for a valuation allowance quarterly. In July 2006, the FASB issued interpretations that clarify the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with FASB Accounting Standards Codification 740, Income Taxes, or ASC 740 and prescribe a recognition threshold and measurement attributes for financial statement disclosure of tax positions taken or expected to be taken on a tax return. Under the new interpretations, the impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Additionally, the new interpretations provide guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The application of tax laws and regulations is subject to legal and factual interpretation, judgment and uncertainty. Tax laws and regulations themselves are subject to change as a result of changes in fiscal policy, changes in legislation, the evolution of regulations and court rulings. Therefore, the actual liability for U.S. or foreign taxes may be materially different from our estimates, which could result in the need to record additional tax liabilities or potentially reverse previously recorded tax liabilities.
Impairment of Long-Lived Assets — We regularly monitor and review long-lived assets, including fixed assets, goodwill and intangible assets, for impairment including whenever events or changes in circumstances indicate that the carrying amount of any such asset may not be recoverable. The determination of recoverability is based on an estimate of the undiscounted cash flows expected to result from the use of an asset and its eventual disposition. The estimate of cash flows is based upon, among other things, certain assumptions about expected future operating performance, growth rates and other factors. Our estimates of undiscounted cash flows may differ from actual cash flows due to, among other things, technological changes, economic conditions, changes to our business model or changes in our operating performance. If the sum of the undiscounted cash flows (excluding interest) is less than the carrying value, we recognize an impairment loss, measured as the amount by which the carrying value exceeds the fair value of the asset. We recorded asset impairment charges on certain long-lived assets totaling $5.5 million in the second quarter of fiscal 2009. For further information on these asset impairments see Notes 13 and 14 to our consolidated financial statements.
Recent Accounting Pronouncements
In June 2009, the Financial Accounting Standards Board, or FASB, established the Accounting Standards Codification, or Codification, as the source of authoritative GAAP recognized by the FASB. The Codification is effective in the first interim and annual periods ending after September 15, 2009 and had no effect on our consolidated financial statements.
On October 3, 2009, we adopted provisions under Accounting Standards Codification 470-20, related to the accounting for convertible debt instruments that may be settled in cash upon conversion (including partial cash settlements), or ASC 470-20, formerly FASB Staff Position APB 14-1. This standard required retrospective adjustments to prior period financial statements to conform with the current accounting treatment. Accordingly, our prior period financial statements have been adjusted. ASC 470-20 requires that convertible debt instruments that may be settled in cash be separated into a debt component and an equity component. The value assigned to the debt component as of the issuance date is the estimated fair value of a similar debt instrument without the conversion feature. The difference between the proceeds obtained for the instruments and the estimated fair value assigned to the debt component represents the equity component. See Note 6 to our consolidated financial statements for additional information on the adoption of ASC 470-20.
In September 2006, the FASB issued provisions under Accounting Standards Codification 820-10, Fair Value Measurements and Disclosures, or ASC 820-10, in order to increase consistency and comparability in fair value measurements by defining fair value, establishing a framework for measuring fair value in generally accepted accounting principles, and expanding disclosures about fair value measurements. The new provisions emphasize that fair value is market-based measurement, not an entity-specific measurement. They also clarify the extent to which fair value is used to measure recognized assets and liabilities, the inputs used to develop measurements, and the effect of certain measurements on earnings for the period. The provisions issued in September 2006 are effective for financial statements issued for fiscal years beginning after November 15, 2007 and are applied on a prospective basis. In February 2008, the FASB released additional provisions under ASC 820-10 which delayed the effective date of the September 2006 provisions for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis. In October 2008, the FASB issued more provisions under ASC 820-10, which clarify the application of the September 2006 provisions in a market that is not active. On October 4, 2008, we adopted the September 2006 provisions for financial assets and liabilities recognized or disclosed at fair value on a recurring and non-recurring basis and the October 2008 provisions. Consistent with the February 2008 updates, we elected to defer the adoption of the September 2006 provisions for non-financial assets and liabilities measured at fair value on a non-recurring basis until October 3, 2009. The adoption of ASC 820-10 for non-financial assets and liabilities is not expected to have a material impact on our consolidated financial statements.

In February 2007, the FASB issued provisions under Accounting Standard Codification 825, Financial Instruments, that provide companies with an option to report selected financial assets and liabilities at fair value. The standard’s objective is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. The standard requires companies to provide additional information that will help investors and other users of financial statements to more easily understand the effect of a company’s choice to use fair value on its earnings. It also requires a company to display the fair value of those assets and liabilities for which the company has chosen to use fair value on the face of the balance sheet. The new standard does not eliminate disclosure requirements included in other accounting standards. On October 4, 2008, we adopted this new standard but did not elect the fair value option for any additional financial assets or liabilities that we held at that date.
In June 2007, the FASB issued provisions under Accounting Standards Codification 730, Research & Development, relating to the accounting for non-refundable advanced payments for goods or services to be used in future research and development activities.” The new provisions require that these payments be deferred and capitalized and expensed as goods are delivered or as the related services are performed. On October 4, 2008, we adopted these provisions. The adoption did not have a material impact on our consolidated financial statements.
In April 2009, the FASB issued three related accounting provisions: (i) Accounting Standards Codification 820-10-65, Fair Value Measurements and Disclosures — Transition and Open Effective Date Information, or ASC 820-10-65, (ii) Accounting Standards Codification 320-10-65, Investments — Debt and Equity Securities — Transition and Open Effective Date Information, or ASC 320-10-65, and (iii) Accounting Standards Codification 825-10-65, Financial Instruments — Transition and Open Effective Date Information, or ASC 825-10-65, which will be effective for interim and annual periods ending after June 15, 2009. ASC 820-10-65 provides guidance on how to determine the fair value of assets and liabilities in the current economic environment and reemphasizes that the objective of a fair value measurement remains an exit price. If we were to conclude that there has been a significant decrease in the volume and level of activity of the asset or liability in relation to normal market activities, quoted market values may not be representative of fair value and we may conclude that a change in valuation technique or the use of multiple valuation techniques may be appropriate. ASC 320-10-65 modifies the requirements for recognizing other-than-temporarily impaired debt securities and revise the existing impairment model for such securities, by modifying the current intent and ability indicator in determining whether a debt security is other-than-temporarily impaired. ASC 825-10-65 enhances the disclosure of relevant instruments for both interim and annual periods. The adoption of these provisions did not have a material impact on our consolidated financial statements.
In May 2009, the FASB issued Accounting Standards Codification 855-10, Subsequent Events, which defined the period after the balance sheet date during which a reporting entity shall evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements and the circumstances under which a company shall recognize events or transactions occurring after the balance sheet date in its financial statements. This standard also requires a company to disclose the date through which subsequent events have been evaluated for recognition or disclosure in the financial statements. We reflected the recognition and disclosure requirements of this standard in this Annual Report on Form 10-K.
  In December 2007, the FASB issued provisions under Accounting Standards Codification 805, Business Combinations, or ASC 805, which established principles and requirements for the acquirer of a business to recognize and measure in its financial statements the identifiable assets (including in-process research and development and defensive assets) acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. Prior to the adoption of ASC 805, in-process research and development costs were immediately expensed and acquisition costs were capitalized. Under ASC 805, all acquisition costs are expensed as incurred. The standard also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of financial statements to evaluate the nature and financial effects of the business combination. In April 2009, the FASB updated ASC 805 to amend the provisions for the initial recognition and measurement, subsequent measurement and accounting, and disclosures for assets and liabilities arising from contingencies in business combinations. This update also eliminates the distinction between contractual and non-contractual contingencies. ASC 805 is effective for financial statements issued for fiscal years beginning after December 15, 2008. We will be required to adopt ASC 805 in the first quarter of fiscal 2010. We expect ASC 805 will have an impact on our consolidated financial statements, but the nature and magnitude of the specific effects will depend upon the nature, terms and size of the acquisitions we consummate after the effective date.

In September 2009, the Emerging Issues Task Force reached a consensus on Accounting Standards Update, or ASU, 2009-13, Revenue Recognition (Topic 605) – Multiple-Deliverable Revenue Arrangements, or ASU 2009-13 and ASU 2009-14, Software (Topic 985) – Certain Revenue Arrangements That Include Software Elements, or ASU 2009-14. ASU 2009-13 modifies the requirements that must be met for an entity to recognize revenue from the sale of a delivered item that is part of a multiple-element arrangement when other items have not yet been delivered. ASU 2009-13 eliminates the requirement that all undelivered elements must have either: i) vendor specific objective evidence (VSOE) of fair value or ii) third-party evidence (TPE) before an entity can recognize the portion of an overall arrangement consideration that is attributable to items that already have been delivered. In the absence of VSOE or TPE of the standalone selling price for one or more delivered or undelivered elements in a multiple-element arrangement, entities will be required to estimate the selling prices of those elements. Overall arrangement consideration will be allocated to each element (both delivered and undelivered items) based on their relative selling prices, regardless of whether those selling prices are evidenced by VSOE or TPE or are based on the entity’s estimated selling price. The residual method of allocating arrangement consideration has been eliminated. ASU 2009-14 modifies the software revenue recognition guidance to exclude from its scope tangible products that contain both software and non-software components that function together to deliver a product’s essential functionality. These new updates are effective for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. We are currently evaluating the impact that the adoption of these ASUs will have on our consolidated financial statements.
Results of Operations
Net Revenues
Fiscal 2009 Compared to Fiscal 2008; Fiscal 2008 Compared to Fiscal 2007
The following table summarizes our net revenues:

	2009	Change	2008	Change	2007
	(Dollars in millions)
Multiservice access DSP products	$49.5	2%	$48.4	41%	$34.3
High-performance analog products	39.1	(7)%	41.9	12%	37.5
WAN communications products	33.0	(39)%	54.0	0%	54.0
Intellectual property	5.0	(70)%	16.4	720%	2.0

Net revenues	$126.6	(21)%	$160.7	26%	$127.8

The 21% decrease in our net revenues for fiscal 2009 compared to fiscal 2008 reflects declines in two of our product families, with the largest decrease in demand occurring in our WAN communications products, as well as a decrease in revenues from the sale and licensing of intellectual property. These declines were partially offset by an increase in revenues in our multiservice access DSP products. Net revenues from our multiservice access DSP products increased $1.1 million, or 2%, mainly reflecting an increase in shipments for fiber-to-the-building (FTTB) deployments, particularly in Asia, partially offset by decreased demand at one of our large strategic North American customers. We are experiencing increased sales volumes of our VoIP product families as telecommunication service providers install equipment to transmit their voice traffic over IP data networks. We believe we are benefiting from the deployment of IP-based networks both in new network buildouts and the replacement of circuit-switched networks. Net revenues from our high-performance analog products decreased $2.8 million, or 7%, when comparing fiscal 2009 to fiscal 2008. Within high-performance analog, we are experiencing a benefit from increased demand for our crosspoint switches, which are used in telecommunications applications. This benefit was offset by weak economic conditions affecting our physical media devices, which are used in infrastructure equipment for fiber-to-the-premise deployments, metropolitan area networks and wide area networks. Net revenues from our WAN communications products decreased $21.0 million, or 39%, mainly reflecting a dramatic decrease in demand due to weak economic conditions, particularly in North America and Europe. This decrease in demand was primarily in our ATM/MPLS network processor products, our T/E carrier transmission products and our Carrier Ethernet products.

The 26% increase in our net revenues for fiscal 2008 compared to fiscal 2007 was driven by an increase in revenues from the sale and licensing of intellectual property, as well as an increase in product sales. During fiscal 2008, we recognized $16.4 million from the sale and licensing of patents compared to $2.0 million in fiscal 2007. The remaining $18.5 million of the increase in revenues represents higher product shipments in our multiservice access DSP and high-performance analog product families. Net revenues from our multiservice access DSP products increased $14.1 million, or 41%, reflecting a combination of increased sales volumes across our newer VoIP product families, including our multiservice access carrier products for FTTB deployments, particularly in Asia. We believe we benefitted from the increasing deployment of IP-based networks both in new network buildouts worldwide and the replacement of circuit-switched networks. Net revenues from our high-performance analog products increased $4.4 million, or 12%, reflecting a benefit from increased demand for our switching and signal conditioning products. Net revenues from our WAN communications products did not change in fiscal 2008 when compared to fiscal 2007.
Gross Margin

	2009	Change	2008	Change	2007
	(Dollars in millions)
Gross margin	$76.6	(32)%	$113.1	32%	$85.5
Percent of net revenues	61%		70%		67%
Gross margin represents net revenues less cost of goods sold. As a fabless semiconductor company, we use third parties (including Taiwan Semiconductor Manufacturing Co., Ltd., Amkor Technology, Inc. and Advanced Semiconductor Engineering, Inc.) for wafer fabrication and assembly and test services. Our cost of goods sold consists predominantly of: purchased finished wafers; assembly and test services; royalty and other intellectual property costs; labor and overhead costs associated with supply chain management; engineering expenses pertaining to products sold; and any applicable asset impairment charges.
Our gross margin for fiscal 2009 decreased $36.5 million from fiscal 2008, principally reflecting a decrease in revenues, as well as asset impairment charges recorded in the second quarter of 2009. Our 2009 product sales decreased $22.8 million, or 16%, compared to 2008 and our sale or licensing of intellectual property decreased $11.4 million, or 70%. The decrease in our gross margin as a percent of net revenues for fiscal 2009 compared to fiscal 2008 is primarily due to the drop in revenues from the sale or licensing of intellectual property, which have little associated cost, as well as product mix changes and reduced levels of overhead absorption caused by a lower level of product sales in 2009. The decrease in gross margin in fiscal 2009 was also impacted by asset impairment charges of $3.7 million recorded in fiscal 2009. Asset impairments consisted of $2.4 million related to the write-down of the carrying value of technology developed by Ample Communications, a $1.1 million write-down of Ample Communications related inventory, and an approximate $300,000 write-down of certain manufacturing related fixed assets. Gross margin as a percent of net revenues for fiscal 2009 includes an approximate 3% effect from these asset impairments.
Our gross margin for fiscal 2008 increased $27.6 million from fiscal 2007. $14.3 million of this increase in gross margin was due to an increase in intellectual property sales with associated revenues growing from $2.0 million in fiscal 2007 to $16.4 million in fiscal 2008. Additionally, our gross margin for fiscal 2008 increased as a result of increased product sales. Our gross margin as a percent of net revenues for fiscal 2008 increased 3% from fiscal 2007 primarily as a result of this increase in intellectual property revenues, which have little associated cost.
Our gross margin benefited from the sale of inventories with an original cost of $1.5 million (fiscal 2009), $1.6 million (fiscal 2008), and $4.0 million (fiscal 2007) that we had written down to a zero cost basis during fiscal 2001. These sales resulted from renewed demand for certain products that was not anticipated at the time of the write-downs. The previously written-down inventories were generally sold at prices which exceeded their original cost. As of October 2, 2009, we continued to hold inventories with an original cost of $3.8 million which were previously written down to a zero cost basis. We currently intend to hold these remaining inventories and will sell these inventories if we continue to experience a renewed demand for these products. While there can be no assurance that we will be able to do so, if we are able to sell a portion of the inventories which are carried at zero cost basis, our gross margin will be favorably affected by an amount equal to the original cost of the zero-cost basis inventory sold. To the extent that we do not experience renewed demand for the remaining inventories, they will be scrapped as they become obsolete.

Research and Development

	2009	Change	2008	Change	2007
	(Dollars in millions)
Research and development expenses	$50.7	(10)%	$56.2	(2)%	$57.4
Percent of net revenues	40%		35%		45%
Our research & development (R&D) expenses consist principally of direct personnel costs, photomasks, electronic design automation tools and pre-production evaluation and test costs. The $5.5 million decrease in R&D expenses for fiscal 2009 compared to fiscal 2008 is primarily driven by a $4.5 million decrease in compensation and personnel-related costs mainly due to a focused effort to reduce costs associated with our workforce, including headcount reductions associated with our restructuring activities. In addition, R&D expense in fiscal 2008 included $817,000 related to severance benefits payable to certain former employees as a result of organizational changes, which were not incurred in fiscal 2009.
The $1.2 million decrease in R&D expenses for fiscal 2008 compared to fiscal 2007 principally reflects a $1.1 million decrease in depreciation expense, principally resulting from certain assets reaching the end of their depreciable lives. In addition, the decrease in R&D expenses reflects a $604,000 decrease in compensation and personnel-related costs, resulting from our expense reduction actions and a $587,000 decrease in the cost of our facilities. These decreases in R&D were partially offset by an $817,000 increase in employee separation costs which consist of severance benefits payable to certain former employees as a result of organizational changes.
Selling, General and Administrative

	2009	Change	2008	Change	2007
	(Dollars in millions)
Selling, general and administrative expenses	$41.6	(11)%	$47.0	8%	$43.4
Percent of net revenues	33%		29%		34%
Our selling, general and administrative (SG&A) expenses include personnel costs, independent sales representative commissions, product marketing, applications engineering and other marketing costs. Our SG&A expenses also include costs of corporate functions including accounting, finance, legal, human resources, information systems and communications. The $5.4 million decrease in our SG&A expenses in fiscal 2009 compared to fiscal 2008 reflects a $2.0 million decrease in compensation and personnel-related costs, including stock compensation expense mainly due to a focused effort to reduce costs associated with our workforce, including headcount reductions associated with our restructuring activities. In addition, SG&A expense decreased $1.2 million as a result of decreased spending on professional fees in fiscal 2009 and a $761,000 decrease in commissions paid to our sales representatives. In addition, SG&A expense decreased $571,000 in fiscal 2009 due to a decrease in expenses incurred related to severance benefits payable to former officers and employees.
The $3.6 million increase in our SG&A expenses for fiscal 2008 compared to fiscal 2007 reflects an increase of $294,000 in labor and benefits, including stock compensation, due to an increase in the cost of benefits offered to our employees, as well as $931,000 in employee separation costs which consist of severance benefits payable to certain former employees as a result of organizational changes. Additionally, we experienced a $1.7 million increase in professional fees. The increase in professional fees is primarily due to expenses incurred in conjunction with business development activities and effecting a reverse stock split.

Special Charges
Special charges consist of the following:

	2009	2008	2007
	(Dollars in millions)
Asset impairments	$2.9	$—	$—
Restructuring charges	4.0	0.2	4.7

Total special charges	$6.9	$0.2	$4.7

Asset Impairments
During fiscal 2009, we recorded asset impairment charges of $2.9 million. Included in this amount are asset impairment charges of approximately $500,000 related to software and property and equipment that we determined to abandon or scrap, as well as asset impairment charges of $2.4 million to write-down the carrying value of goodwill related to our acquisition of certain assets of Ample Communications. In the second quarter of fiscal 2009, our Ample reporting unit experienced a severe decline in sales and profitability due to a significant decline in demand that we believe was a result of the downturn in global economic conditions, as well as a bankruptcy filed by the reporting unit’s most significant customer. The drop in market demand resulted in significant declines in unit sales. Due to these market and economic conditions, our Ample reporting unit experienced a significant decline in market value. As a result, we concluded that there were sufficient factual circumstances for interim impairment analyses. Accordingly, in the second quarter of fiscal 2009, we performed a goodwill impairment assessment. Based on the results of our assessment of goodwill for impairment, we determined that the carrying value of the Ample reporting unit exceeded its estimated fair value. Therefore, we performed a second step of the impairment test to estimate the implied fair value of goodwill. The required analysis indicated that there would be no remaining implied value attributable to goodwill in the Ample reporting unit and we impaired the entire goodwill balance of $2.4 million.
Restructuring Charges
Mindspeed Second Quarter Fiscal 2009 Restructuring Plan — In the second quarter of fiscal 2009, we announced the implementation of cost reduction measures with most of the savings expected to be derived from focused reductions in the areas of sales, general and administrative and wide area networking communication spending, including the closure of our Dubai facility. During fiscal 2009, we incurred special charges of $1.1 million in connection with this restructuring, primarily related to severance costs for affected employees. As of the end of fiscal 2009, this restructuring plan was complete and we do not expect to incur significant additional costs related to this restructuring plan in future periods.
Activity and liability balances related to our second quarter fiscal 2009 restructuring plan through October 2, 2009 are as follows (in thousands):

	Workforce	Facility and
	Reductions	Other	Total
Charged to costs and expenses	$1,047	$87	$1,134
Cash payments	(969)	—	(969)
Non-cash charges	—	(87)	(87)

Restructuring balance, October 2, 2009	$78	$—	$78

The remaining accrued restructuring balance principally represents employee severance benefits. We expect to pay these obligations over their respective terms, which expire at various dates through fiscal 2010.
Mindspeed First Quarter Fiscal 2009 Restructuring Plan — During the first quarter of fiscal 2009, we implemented a restructuring plan under which we reduced our workforce by approximately 6%. In connection with this reduction in workforce we recorded a charge of $2.4 million for severance benefits payable to the affected employees. In December 2008, we vacated approximately 70% of our Massachusetts facility and recorded a charge related to contractual obligations on this space of approximately $400,000. As of the end of fiscal 2009, this restructuring plan was complete and we do not expect to incur significant additional costs related to this restructuring plan in future periods.

Activity and liability balances related to our first quarter fiscal 2009 restructuring plan through October 2, 2009 are as follows (in thousands):

	Workforce	Facility
	Reductions	and Other	Total
Charged to costs and expenses	$2,405	$368	$2,773
Cash payments	(2,115)	(190)	(2,305)
Non-cash charges	(3)	(92)	(95)

Restructuring balance, October 2, 2009	$287	$86	$373

The remaining accrued restructuring balance principally represents obligations under non-cancelable leases, employee severance benefits and other contractual commitments. We expect to pay these obligations over their respective terms, which expire at various dates through fiscal 2011.
Mindspeed Restructuring Plans — In fiscal 2006 and 2007, we implemented a number of cost reduction initiatives to improve our operating cost structure. These cost reduction initiatives included workforce reductions, significant reductions in capital spending and the consolidation of certain facilities. Activity under these initiatives was minimal in fiscal 2009 and there is no remaining accrued restructuring balance related to these plans at October 2, 2009.
Interest Expense

	2009	2008	2007
	(Dollars in millions)
Interest expense	$(3.1)	$(5.3)	$(5.2)
Interest expense for fiscal 2009, 2008 and 2007 represents interest on our convertible senior notes issued in December 2004 and July 2008. In October 2008, we repurchased $20.5 million aggregate principal amount of our 3.75% convertible senior notes, thereby decreasing our interest expense related to these notes for the remainder of fiscal 2009. The interest expense increase for fiscal 2008, as compared to fiscal 2007, is a result of our extinguishment and reissuance of $15.0 million of our convertible notes which occurred in July of 2008. The interest rate on these convertible senior notes increased from 3.75% to 6.5%. As a result of adopting ASC 470-20 on October 3, 2009, we have separately accounted for the liability and equity components of our convertible senior notes, retrospectively, which resulted in recognizing interest expense based on the entity’s borrowing rate at the time of issuance for similar unsecured senior debt without an equity conversion feature. Pre-tax non-cash interest expense attributable to the adoption was $1.5 million (2009), $3.7 million (2008) and $3.5 million (2007). See Note 6 to our consolidated financial statements for additional information on the adoption of ASC 470-20.
Other Income, Net

	2009	2008	2007
	(Dollars in millions)
Other income, net	$1.1	$0.5	$0.5
Other income principally consists of interest income, foreign exchange gains and losses, franchise taxes and other non-operating gains and losses. The increase in other income in fiscal 2009 principally reflects the $1.1 million gain we recorded in connection with the extinguishment of $20.5 million aggregate principal amount of our 3.75% convertible senior notes for cash of $17.3 million. See Note 6 to our consolidated financial statements for additional information on the adoption of ASC 470-20. The gain on debt extinguishment of $1.1 million was partially offset by a $0.7 million decrease in interest income resulting from the lower cash and cash equivalents balance in fiscal year 2009 compared to fiscal year 2008.

Provision for Income Taxes

	2009	2008	2007
	(Dollars in millions)
Provision for income taxes	$0.5	$0.6	$0.1
Our provision for income taxes for fiscal years 2009, 2008 and 2007 principally consisted of income taxes incurred by our foreign subsidiaries. As a result of our recent operating losses and the potential of future operating results, we determined that it is more likely than not that the U.S. federal and state income tax benefits (principally net operating losses we can carry forward to future years) which arose during fiscal 2009, 2008 and 2007 will not be realized. Accordingly, we have not recognized any income tax benefits relating to our U.S. federal and state operating losses for those periods and we do not expect to recognize any income tax benefits relating to future operating losses until we believe that such tax benefits are more likely than not to be realized. We expect that our provision for income taxes for fiscal 2010 will principally consist of income taxes related to our foreign operations.
As of October 2, 2009, we had a valuation allowance of $256.0 million against our U.S. federal and state deferred tax assets (which reduces their carrying value to zero) because we do not expect to realize these deferred tax assets through the reduction of future income tax payments. As of October 2, 2009, we had U.S. federal net operating loss carryforwards of approximately $651.2 million, including the net operating loss carryforwards we retained in the distribution. We can provide no assurances that we will be able to retain or fully utilize such net operating loss carryforwards, or that such net operating loss carryforwards will not be significantly limited in the future.
Liquidity and Capital Resources
Our principal sources of liquidity are our existing cash and cash equivalent balances, cash generated from product sales and the sales or licensing of our intellectual property, and our line of credit with Silicon Valley Bank. As of October 2, 2009, our cash and cash equivalents totaled $20.9 million. Our working capital at October 2, 2009 was $14.2 million.
In order to regain and sustain profitability and positive cash flows from operations, we may need to further reduce operating expenses and/or increase revenues. We have completed a series of cost reduction actions which have improved our operating expense structure, and we will continue to perform additional actions, when necessary. In the first quarter of fiscal 2010, we announced a restructuring plan. These expense reductions alone may not allow us to return to the profitability we achieved in the fourth quarter of fiscal 2008. Our ability to achieve the necessary revenue growth to return to profitability will depend on increased demand for network infrastructure equipment that incorporates our products, which in turn depends primarily on the level of capital spending by communications service providers and enterprises the level of which may decrease due to general economic conditions, and uncertainty, over which we have no control. We may not be successful in achieving the necessary revenue growth or we may be unable to sustain past and future expense reductions in subsequent periods. We may not be able to regain or sustain profitability.
We believe that our existing sources of liquidity, along with cash expected to be generated from product sales and the sale and licensing of intellectual property, will be sufficient to fund our operations, research and development efforts, anticipated capital expenditures, working capital and other financing requirements for the next 12 months. In November 2009, we repaid the $10.5 million outstanding balance of our 3.75% senior convertible debt, and have no other principal payments on currently outstanding debt due in the next 12 months. From time to time, we may acquire our debt securities through privately negotiated transactions, tender offers, exchange offers (for new debt or other securities), redemptions or otherwise, upon such terms and at such prices as we may determine appropriate. We will need to continue a focused program of capital expenditures to meet our research and development and corporate requirements. We may also consider acquisition opportunities to extend our technology portfolio and design expertise and to expand our product offerings. In order to fund capital expenditures, increase our working capital or complete any acquisitions, we may seek to obtain additional debt or equity financing. We may also need to seek to obtain additional debt or equity financing if we experience downturns or cyclical fluctuations in our business that are more severe or longer than anticipated or if we fail to achieve anticipated revenue and expense levels. However, we cannot assure you that such financing will be available to us on favorable terms, or at all particularly in light of recent economic conditions in the capital markets.

Cash used in operating activities was $5.4 million for fiscal 2009 compared to cash generated by operating activities of $26.7 million for fiscal 2008 and cash used in operating activities of $10.0 million for fiscal 2007. Operating cash flows for fiscal 2009 reflect our net loss of $25.1 million, non-cash charges (depreciation and amortization, asset impairments, restructuring charges, stock compensation, inventory provisions, gain on debt extinguishment, amortization of debt discount and other) of $19.5 million, and net working capital decreases of approximately $200,000. Operating cash flows for fiscal 2008 reflect our net income of $4.3 million, non-cash charges (depreciation, stock compensation, inventory provisions, amortization of debt discount and other) of $14.9 million, and net working capital decreases of approximately $7.5 million.
The significant components of the fiscal 2009 $200,000 net working capital decrease include a $6.9 million decrease in accounts receivable, which is due to both the timing of sales and the timing of collections. Our net days sales outstanding decreased from 36 days in the fourth quarter of fiscal 2008 to 20 days in the fourth quarter of fiscal 2009. In addition, our inventory balance decreased $4.6 million during 2009 due to our focused efforts in decreasing our inventory on hand and increasing our inventory turns. Mostly offsetting the decrease in accounts receivable and inventory was a $5.1 million decrease in accounts payable, due to reduced levels of inventory purchases and the timing of vendor payments. In addition, deferred income on shipments to distributors decreased $2.3 million because of a decrease in inventory being held by our distributors.
Cash used in investing activities of $8.1 million for fiscal 2009 consisted solely of payments made for capital expenditures. Cash used in investing activities of $8.7 million for fiscal 2008 consisted of capital expenditures of $7.5 million and cash payments related to the acquisition of assets from Ample of $1.2 million.
Cash used in financing activities of $8.6 million in fiscal 2009 consisted of two significant items. First, in the first quarter of fiscal 2009, we paid $17.3 million to retire $20.5 million in principle amount of our 3.75% convertible senior notes due in November 2009 and paid approximately $300,000 of debt issuance costs related to both our revolving credit facility and the issuance of our 6.5% convertible senior notes due in 2013. Partially offsetting these uses of cash is $8.9 million in net proceeds we received from the sale of our common stock in an offering that was completed in the fourth quarter of fiscal 2009. In the first quarter of fiscal 2010, we used $10.5 million in cash to repay the remaining amount outstanding under our 3.75% convertible senior notes. Cash used in financing activities of $694,000 for fiscal 2008 consisted of $805,000 in debt issuance costs related to our new 6.50% convertible senior notes partially offset by proceeds from the exercise of stock options of $111,000.
Revolving Credit Facility and Convertible Senior Notes
Revolving Credit Facility
On September 30, 2008, we entered into a loan and security agreement with Silicon Valley Bank, or SVB, which was amended effective March 2, 2009. Under the loan and security agreement, SVB has agreed to provide us with a three-year revolving credit line of up to $15.0 million, subject to availability against certain eligible accounts receivable, for the purposes of: (i) working capital; (ii) funding our general business requirements; and (iii) repaying or repurchasing our 3.75% convertible senior notes due in November 2009. Our indebtedness to SVB under the loan and security agreement is guaranteed by three of our domestic subsidiaries and secured by substantially all of the domestic assets of the company and such subsidiaries, other than intellectual property.
Any indebtedness under the loan and security agreement bears interest at a variable rate ranging from prime plus 0.25% to a maximum rate of prime plus 1.25%, as determined in accordance with the interest rate grid set forth in the loan and security agreement. The loan and security agreement contains affirmative and negative covenants which, among other things, require us to maintain a minimum tangible net worth and to deliver to SVB specified financial information, including annual, quarterly and monthly financial information, and limit our ability to (or, in certain circumstances, to permit any subsidiaries to), subject to certain exceptions and limitations: (i) merge with or acquire other companies; (ii) create liens on our property; (iii) incur debt obligations; (iv) enter into transactions with affiliates, except on an arm’s length basis; (v) dispose of property; and (vi) issue dividends or make distributions.

As of October 2, 2009, we were in compliance with all required covenants and had no outstanding borrowings under our revolving credit facility with SVB.
3.75% Convertible Senior Notes due 2009
In December 2004, we sold an aggregate principal amount of $46.0 million in convertible senior notes due in November 2009 for net proceeds (after discounts and commissions) of approximately $43.9 million. The notes are senior unsecured obligations, ranking equal in right of payment with all future unsecured indebtedness. The notes bear interest at a rate of 3.75%, payable semiannually in arrears each May 18 and November 18. The notes were due November 18, 2009. We used approximately $3.3 million of the proceeds to purchase U.S. government securities that were pledged to the trustee for the payment of the first four scheduled interest payments on the notes when due.
The notes are convertible, at the option of the holder, at any time prior to maturity into shares of our common stock. Upon conversion, we may, at our option, elect to deliver cash in lieu of shares of our common stock or a combination of cash and shares of common stock. Effective May 13, 2005, the conversion price of the notes was adjusted to $11.55 per share of common stock, which is equal to a conversion rate of approximately 86.58 shares of common stock per $1,000 principal amount of notes. Prior to this adjustment, the conversion price applicable to the notes was $14.05 per share of common stock, which was equal to approximately 71.17 shares of common stock per $1,000 principal amount of notes. The adjustment was made pursuant to the terms of the indenture governing the notes. The conversion price is subject to further adjustment under the terms of the indenture to reflect stock dividends, stock splits, issuances of rights to purchase shares of common stock and certain other events.
If we undergo certain fundamental changes (as defined in the indenture), holders of notes may require us to repurchase some or all of their notes at 100% of the principal amount plus accrued and unpaid interest. If, upon notice of certain events constituting a fundamental change, holders of the notes elect to convert the notes, we may be required to make an additional cash payment per $1,000 principal amount of notes in connection with the conversion. The amount of the additional cash payment, if any, will be determined by reference to a table set forth in the indenture governing the notes and our average stock price (as determined in accordance with the indenture) for the 20 trading days following the conversion date. For financial accounting purposes, our contingent obligation to issue additional shares or make additional cash payment upon conversion following a fundamental change is an “embedded derivative.” As of October 2, 2009, the liability under the fundamental change adjustment has been recorded at its estimated fair value which is zero based on our current stock price.
Our adoption of ASC 470-20 changed the accounting for these 3.75% convertible senior notes and the related deferred financing costs. Prior to the issuance of ASC 470-20, we reported the notes at their principal amount of $46.0 million, less an original issuance discount of $2.1 million, in long-term debt and capitalized debt issuance costs amounting to approximately $400,000. Upon adoption of ASC 470-20, we adjusted the accounting for the 3.75% convertible senior notes and the deferred financing costs for all prior periods since initial issuance of the debt in December 2004. We recorded a discount on the convertible senior notes in the amount of $17.6 million as of the date of issuance, which was amortized over the five year period from December 2004 through November 2009. See Note 6 to our consolidated financial statements for additional information on the adoption of ASC 470-20.
On July 30, 2008, we entered into separate exchange agreements with certain holders of our existing convertible senior notes due 2009, pursuant to which holders of an aggregate of $15.0 million of the existing notes agreed to exchange their notes for $15.0 million in aggregate principal amount of a new series of convertible senior notes due 2013. The exchanges closed on August 1, 2008. We paid at the closing an aggregate of approximately $100,000 in accrued and unpaid interest on the existing notes that were exchanged for the 6.50% convertible senior notes, as well as approximately $900,000 in transaction fees.
In October 2008, we repurchased $20.5 million aggregate principal amount of our 3.75% convertible senior notes due in November 2009, for cash of $17.3 million. The repurchases occurred in two separate transactions on October 16 and October 23, 2008. The related debt discount and debt issuance costs totaling approximately $300,000 were written off. The repurchase resulted in a gain on debt extinguishment of $1.1 million, which reflects a $1.8 million adjustment related to the retrospective adoption of ASC 470-20. On November 17, 2009 we repaid the remaining $10.5 million outstanding under our 3.75% convertible senior notes. No fundamental changes occurred prior to the repayment of our 3.75% convertible senior notes.

6.50% Convertible Senior Notes due 2013
We issued 6.50% convertible senior notes due in August 2013 pursuant to an indenture, dated as of August 1, 2008, between us and Wells Fargo Bank, N.A., as trustee.
The convertible senior notes are unsecured senior indebtedness and bear interest at a rate of 6.50% per annum. Interest is payable on February 1 and August 1 of each year, commencing on February 1, 2009. The notes mature on August 1, 2013. At maturity, we will be required to repay the outstanding principal of the notes. At October 2, 2009, $15.0 million in aggregate principal amount of our 6.50% convertible senior notes were outstanding.
The 6.50% convertible senior notes are convertible at the option of the holders, at any time on or prior to maturity, into shares of our common stock at a conversion rate initially equal to approximately $4.74 per share of common stock, which is subject to adjustment in certain circumstances. Upon conversion of the notes, we generally have the right to deliver to the holders thereof, at our option: (i) cash; (ii) shares of our common stock; or (iii) a combination thereof. The initial conversion price of the notes will be adjusted to reflect stock dividends, stock splits, issuances of rights to purchase shares of our common stock, and upon other events. If we undergo certain fundamental changes prior to maturity of the notes, the holders thereof will have the right, at their option, to require us to repurchase for cash some or all of their notes at a repurchase price equal to 100% of the principal amount of the notes being repurchased, plus accrued and unpaid interest (including additional interest, if any) to, but not including, the repurchase date, or convert the notes into shares of our common stock and, under certain circumstances, receive additional shares of our common stock in the amount provided in the indenture.
For financial accounting purposes, our contingent obligation to issue additional shares or make additional cash payment upon conversion following a fundamental change is an “embedded derivative.” As of October 2, 2009, the liability under the fundamental change adjustment has been recorded at its estimated fair value and is zero based on our current stock price.
If there is an event of default under the notes, the principal of and premium, if any, on all the notes and the interest accrued thereon may be declared immediately due and payable, subject to certain conditions set forth in the indenture. An event of default under the indenture will occur if we: (i) are delinquent in making certain payments due under the notes; (ii) fail to deliver shares of common stock or cash upon conversion of the notes; (iii) fail to deliver certain required notices under the notes; (iv) fail, following notice, to cure a breach of a covenant under the notes or the indenture; (v) incur certain events of default with respect to other indebtedness; or (vi) are subject to certain bankruptcy proceedings or orders. If we fail to deliver certain SEC reports to the trustee in a timely manner as required by the indenture, (x) the interest rate applicable to the notes during the delinquency will be increased by 0.25% or 0.50%, as applicable (depending on the duration of the delinquency), and (y) if the required reports are not delivered to the trustee within 180 days after their due date under the indenture, a holder of the notes will generally have the right, subject to certain limitations, to require us to repurchase all or any portion of the notes then held by such holder.
Our adoption of ASC 470-20 changed the accounting for these 6.50% convertible senior notes and the related deferred financing costs. Prior to the issuance of ASC 470-20, we reported the notes at their principal amount of $15.0 million in long-term debt and capitalized debt issuance costs amounting to approximately $900,000. Upon adoption of ASC 470-20, we adjusted the accounting for the 6.50% convertible senior notes and the deferred financing costs for all prior periods since initial issuance of the debt in August 2008. We recorded a discount on the convertible senior notes in the amount of $2.0 million as of the date of issuance, which will be amortized over the five year period from August 2008 through August 2013. See Note 6 to our consolidated financial statements for additional information on the adoption of ASC 470-20.

Conexant Warrant
On June 27, 2003, Conexant Systems, Inc. completed the distribution to Conexant stockholders of all outstanding shares of common stock of our company, its wholly owned subsidiary. Following the distribution, we began operations as an independent, publicly held company.
In the distribution, we issued to Conexant a warrant to purchase six million shares of our common stock at a price of $17.04 per share, exercisable for a period of ten years after the distribution. The warrant may be transferred or sold in whole or part at any time. The warrant contains antidilution provisions that provide for adjustment of the exercise price, and the number of shares issuable under the warrant, upon the occurrence of certain events. If we issue, or are deemed to have issued, shares of our common stock, or securities convertible into our common stock, at prices below the current market price of our common stock (as defined in the warrants) at the time of the issuance of such securities, the warrant’s exercise price will be reduced and the number of shares issuable under the warrant will be increased. The amount of such adjustment if any, will be determined pursuant to a formula specified in the warrant and will depend on the number of shares issued, the offering price and the current market price of our common stock at the time of the issuance of such securities. Adjustments to the warrant pursuant to these antidilution provisions may result in significant dilution to the interests of our existing stockholders and may adversely affect the market price of our common stock. The antidilution provisions may also limit our ability to obtain additional financing on terms favorable to us. In conjunction with the equity offering we completed in the fourth quarter of fiscal 2009, the warrant was adjusted to represent the right to purchase approximately 6.1 million shares of our common stock at a price of $16.74 per share.
Moreover, we may not realize any cash proceeds from the exercise of the warrant held by Conexant. A holder of the warrant may opt for a cashless exercise of all or part of the warrant. In a cashless exercise, the holder of the warrant would make no cash payment to us and would receive a number of shares of our common stock having an aggregate value equal to the excess of the then-current market price of the shares of our common stock issuable upon exercise of the warrant over the exercise price of the warrant. Such an issuance of common stock would be immediately dilutive to the interests of other stockholders.
Contractual Obligations
The following table summarizes the future payments we are required to make under contractual obligations as of October 2, 2009:

	Payments Due by Period
Contractual Obligations	Total	<1 Year	1-3 Years	3-5 Years	>5 Years
	(In millions)
Long-term debt	$25.5	$10.5	$15.0	$—	$—
Interest expense on long-term debt	4.2	1.2	3.0	—	—
Operating leases	8.6	5.6	1.9	1.1	—
Purchase obligations	7.5	4.9	2.6	—	—
Employee severance	0.8	0.8	—	—	—
Other	1.1	0.4	0.7	—	—

Total	$47.7	$23.4	$23.2	$1.1	$—

Long-term debt consists of $25.5 million aggregate principal amount of our convertible senior notes. $10.5 million of the notes bear interest at a rate of 3.75%, payable semiannually in arrears each May 18 and November 18, and mature on November 18, 2009. See Note 18 to our consolidated financial statements for discussion regarding payment of our 3.75% convertible senior notes. The remaining $15.0 million of the notes bear interest at a rate of 6.5%, payable semiannually in arrears each February 1 and August 1, and mature on August 1, 2013.
In June 2007, we extended our Sublease with Conexant pursuant to which we lease our headquarters in Newport Beach, California. The Sublease, which had been amended and restated in March 2005, had an initial term through June 2008. The Sublease was extended for an additional two year term (through June 2010) for a reduced amount of space. Rent payable under the Sublease for the next 12 months is approximately $2.6 million. Rent payable is subject to annual increases of 3%, plus a prorated portion of operating expenses associated with the leased property. We estimate our minimum future obligation under the Sublease at approximately $3.9 million over the remainder of the lease term, but actual costs under the Sublease will vary based upon Conexant’s actual costs. In addition, each year we may elect to purchase certain services from Conexant based on a prorated portion of Conexant’s actual costs.

We lease our other facilities and certain equipment under non-cancelable operating leases. The leases expire at various dates through 2014 and contain various provisions for rental adjustments, including, in certain cases, adjustments based on increases in the Consumer Price Index. The leases generally contain renewal provisions for varying periods of time. Although we have entered into non-cancelable subleases with anticipated rental income totaling $385,000 and extending to various dates through fiscal 2011, we have not reduced the amount of our contractual obligations under the related operating leases to take into account the anticipated rental income.
Purchase obligations are comprised of commitments to purchase design tools and software for use in product development, which will be spent between fiscal 2009 and fiscal 2012. We have not included open purchase orders for inventory or other expenses issued in the normal course of business in the purchase obligations shown above.
In addition to the obligations included in the table above, we have a $505,000 liability related to post-retirement benefits for employees at two of our international locations. The timing of the related payments is not known.
Off-Balance Sheet Arrangements
We have made guarantees and indemnities, under which we may be required to make payments to a guaranteed or indemnified party, in relation to certain transactions. In connection with the distribution, we generally assumed responsibility for all contingent liabilities and then-current and future litigation against Conexant or its subsidiaries related to our business. We may also be responsible for certain federal income tax liabilities under a tax allocation agreement between us and Conexant, which provides that we will be responsible for certain taxes imposed on us, Conexant or Conexant stockholders. In connection with certain facility leases, we have indemnified our lessors for certain claims arising from the facility or the lease. We indemnify our directors, officers, employees and agents to the maximum extent permitted under the laws of the State of Delaware. The duration of the guarantees and indemnities varies, and in many cases is indefinite. The majority of our guarantees and indemnities do not provide for any limitation of the maximum potential future payments we could be obligated to make. We have not recorded any liability for these guarantees and indemnities in the accompanying consolidated balance sheets.
Item 7A. Quantitative and Qualitative Disclosures About Market Risk
At October 2, 2009, our cash and cash equivalents consisted solely of cash. We do not use derivative instruments for speculative or investment purposes.
Interest Rate Risk
Our cash and cash equivalents are not subject to significant interest rate risk. As of October 2, 2009, the carrying value of our cash and cash equivalents approximates fair value.
At October 2, 2009, our debt consisted of our short-term and long-term convertible senior notes. Our convertible senior notes bear interest at fixed rates of 3.75% and 6.5%. Consequently, our results of operations and cash flows are not subject to any significant interest rate risk relating to our convertible senior notes. In addition, we have a long-term revolving credit facility. Advances under our credit facility bear interest at a variable rate ranging from prime plus 0.25% to a maximum rate of prime plus 1.25%, as determined in accordance with the interest rate grid set forth in the loan and security agreement. If the prime rate increases, thereby increasing our effective borrowing rate by the same amount, cash interest expense related to the credit facility would increase dependent on any outstanding borrowings. Because there were no outstanding borrowings on the credit facility as of October 2, 2009, any change in the prime interest rate would not have a material effect on our obligations under the credit facility.
Foreign Exchange Risk
We transact business in various foreign currencies and we face foreign exchange risk on assets and liabilities that are denominated in foreign currencies. The majority of our foreign exchange risks are not hedged; however, from time to time, we may utilize foreign currency forward exchange contracts to hedge a portion of our exposure to foreign exchange risk.
These hedging transactions are intended to offset the gains and losses we experience on foreign currency transactions with gains and losses on the forward contracts, so as to mitigate our overall risk of foreign exchange gains and losses. We do not enter into forward contracts for speculative or trading purposes. At October 2, 2009, we held no foreign currency forward exchange contracts. Based on our overall currency rate exposure at October 2, 2009, a 10% change in currency rates would not have a material effect on our consolidated financial position, results of operations or cash flows.